                                                                    Exhibit 3(v)

                           CERTIFICATE OF AMENDMENT
                                      TO
                       THE CERTIFICATE OF INCORPORATION
                                      OF
                           NATIONAL DATA CORPORATION


     National Data Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), does hereby certify:

     FIRST:   That effective as of March 26, 2001, the Board of Directors of the
Corporation adopted resolutions setting forth and adopting a proposed amendment to the Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and in the best interests of the Corporation. The proposed amendment is as follows:

     NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation is hereby amended by adding the attached "Appendix A Amended and Restated Certificate of Designations, Preferences, Limitations and Relative Rights of Series A Junior Participating Preferred Stock" as Appendix A to the Certificate of Incorporation.

     SECOND: That the proposed amendment does not require the approval of the stockholders of the Corporation, pursuant to Section 151 of the Delaware General Corporation Law and the authority expressly vested in the Board of Directors of the Corporation by the provisions of its Certificate of Incorporation.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this ____ day of April, 2001.


                                         NATIONAL DATA CORPORATION

                                         By: ___________________________________

                                         Name:__________________________________

                                         Its:___________________________________

               AMENDED CERTIFICATE OF DESIGNATIONS, PREFERENCES,
                        LIMITATIONS AND RELATIVE RIGHTS
                                      OF
                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                      OF
                           NATIONAL DATA CORPORATION


     National Data Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     That, the Corporation has designated 1,000,00 shares of its Preferred Stock, par value $1.00 per share (the "Preferred Stock") as Series A Junior Participating Preferred Stock of the Corporation ("Series A Shares") pursuant to a Certificate of Designations, originally filed with the Secretary of State of Delaware on January 22, 1991, and as amended pursuant to an Amended Certificate of Designations filed with the Secretary of State of Delaware on October 28, 1996 ("Certificate of Designations");

     That, none of the Series A Shares have been issued and there are no securities convertible into the Series A Shares outstanding or reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation;

     That, pursuant to the authority conferred upon the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, as amended, the Board of Directors adopted resolutions by unanimous written consent on March 26, 2001 in accordance with the provisions of Section 228 of the Delaware General Corporation Law, decreasing the number of shares designated as Series A Shares from 1,000,000 shares to 200,000 shares and replacing the existing Certificate of Designations in its entirety with the following:

     1. Series A Junior Participating Preferred Stock. There is hereby
        ---------------------------------------------
established a series of Preferred Stock, $1.00 par value per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

            (i) The distinctive serial designation of this series shall be "Series A Junior Participating Preferred Stock" (hereinafter called "this Series"). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

            (ii) The number of shares in this Series shall initially be 200,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder's fractional share, to all rights of a holder of a whole share of this Series.

          (iii) The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $1.00 over the aggregate dividends paid per whole share of this Series during the three-month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding 60 days preceding such dividend or distribution payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

          The term "Reference Package" shall initially mean 1,000 shares of Common Stock, $.125 par value ("Common Stock"), of the Corporation. In the event the Corporation shall at any time (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

          Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series.

          So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

          (iv) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

          (v) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $1.00 or (B) the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the "Liquidation Preference"), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

          In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable, amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

          Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

          For the purposes of this Section (v), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

     (vi)  The shares of this Series shall not be redeemable.

     (vii) In addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

     IN WITNESS WHEREOF, National Data Corporation has caused this Amended Certificate of Designations, Preferences, Limitations and Relative Rights of Series A Junior Participating Preferred Stock to be executed by its duly authorized officer this 5/th/ day of April, 2001.

                                       NATIONAL DATA CORPORATION


                                       By:  /s/ Patricia A. Wilson
                                           -------------------------------------
                                           Patricia A. Wilson
                                           General Counsel and Secretary